OMNIAMERICAN BANCORP, INC.
                                                                  PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact: Randi Mitchell
Vice President Marketing
817-367-4659
Randi.Mitchell@OmniAmerican.com
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                  OMNIAMERICAN BANCORP CELEBRATES FIRST DAY OF
                               TRADING ON NASDAQ

        Initial Public Offering generates $119,025,000 in gross proceeds

Fort Worth, Texas - January 21, 2010 - OmniAmerican Bancorp (NASDAQ: OABC), the newly-created holding company for Fort Worth-based OmniAmerican Bank, announced today that it opened stock trading on the NASDAQ Global Market following the closure of an initial public offering that closed at the adjusted maximum of the offering range and generated gross proceeds of $119,025,000.

"The overwhelming response to our initial public offering has been very encouraging and, in light of the current economic conditions, is a testament to the faith that our members have in the OmniAmerican leadership team," said Tim Carter, president and CEO of OmniAmerican Bank. "We are excited to provide our depositors a chance to share in the ownership of our institution and look forward to using this revenue to grow and create new opportunities for customers and employees."

Members of OmniAmerican Bank approved a Plan of Conversion on January 15, 2010, allowing the Bank to proceed with the conversion and stock offering. OmniAmerican Bancorp's initial subscription offering sold 11,902,500 shares of common stock at $10.00 per share to eligible account holders, depositors as of March 31, 2008, of OmniAmerican Bank.

The offering and conversion were managed by Keefe, Bruyette & Woods, Inc. Luse Gorman Pomerenk & Schick, P.C., Washington D.C., served as special counsel to OmniAmerican Bank.

OmniAmerican Bank's financial advisor and marketing agent, Keefe, Bruyette & Woods, Inc., has reviewed all orders and has posted allocation information. Consistent with information on a subscriber's Receipt of Order, allocation information can be obtained at https://allocations.kbw.com.

OmniAmerican Bank is a federally chartered savings bank headquartered in Fort Worth, Texas. Originally chartered in 1956 as a federal credit union serving the active and retired military personnel of Carswell Air Force Base, the institution completed its conversion from a credit union to a federal mutual savings bank on January 1, 2006 and completed its conversion from mutual to stock form on January 20, 2010.

About OmniAmerican Bancorp
OmniAmerican Bancorp is traded under the NASDAQ Global Market under the symbol "OABC" and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 16 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican has grown to manage assets over $1 billion, providing the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com.

This release contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect OmniAmerican Bank's interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect OmniAmerican Bank's operations.

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